VULCAN MATERIALS COMPANY ANNOUNCES LEADERSHIP APPOINTMENTS

_________________________________________

BIRMINGHAM, Ala., November 1, 2012 -- Vulcan Materials Company (NYSE:VMC), the nation's largest producer of construction aggregates, today announced the following leadership changes:

•	Danny R. Shepherd (61), formerly Executive Vice President – Construction Materials, has been appointed to the position of Executive Vice President and Chief Operating Officer, effective immediately.

•	Robert A. Wason IV (61), Senior Vice President, General Counsel, will retire from Vulcan at the end of October 2013, and will assume the role of Senior Advisor to the Executive Management Team until that time.

•	Michael R. Mills (52), currently Senior Vice President - East Region, has been appointed to the position of Senior Vice President, General Counsel, effective immediately, and will report to Donald M. James, Chairman and Chief Executive Officer. Mills will also serve as the Company’s Corporate Compliance Officer.

•	John R. McPherson (44), currently Senior Vice President – Strategic Planning and Business Development, has been appointed to the position of Senior Vice President – East Region, replacing Michael Mills, effective immediately, and will report to Danny Shepherd in his new role as Executive Vice President and Chief Operating Officer.

“These appointments and organizational changes are part of Vulcan’s ongoing management succession process to develop our new leadership team for the future. They reflect the great depth of talent at the Company and further advance our ability to capitalize on future growth opportunities and enhance shareholder value,” said Donald M. James, Chairman and Chief Executive Officer. “Danny, Michael and John are all extremely qualified and well respected executives, and are poised to work together and seamlessly assume these important leadership positions at Vulcan. We also want to thank Bob for his dedication and commitment to Vulcan over these past 24 years, and we look forward to his strategic counsel.”

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Contact

Investor Contact:	Media Contacts:
Mark Warren	David Donaldson/ John English
(205) 298-3220	(205) 298-3220

Sard Verbinnen & Co
Jamie Tully
(212) 687-8080
- or -
Meghan Gavigan
(312) 895-4700

# # #